Exhibit 10.7

Board of Directors Compensation Plan

Adopted September 24, 2002; Modified June 26, 2003, July 21, 2005, December 15, 2005, and

December 14, 2006

Cash Compensation – All Participating Directors*:

$27,000 annual retainer, payable in equal quarterly installments.

$2,000 meeting fee for each regular or special Board of Directors meeting attended.

Cash Compensation – Participating Directors Serving on Standing Committees:

$15,000 annual fee to the chairperson of the Audit and Compliance Committee, payable in equal quarterly installments.

$1,000 committee meeting fee for each regular or special standing Board committee meeting attended as a committee member, not held in conjunction with a regular or special Board of Directors meeting.

$1,000 additional committee meeting fee to the chairperson of each standing Board committee for each regular or special standing Board committee meeting attended as chairperson, whether or not held in conjunction with a Board meeting.

Stock Options – All Participating Directors:

Each Participating Director will receive awards of non-qualified stock options under the Plan as follows:

Initial. 10,000 shares on the first business day following date of first election to the Board of Directors; and

Annual. 4,000 shares on the next business day following each annual meeting of stockholders (other than the annual meeting of stockholders at which the director is initially elected as a director).

Each such Participating Director stock option will have an exercise price no less than 100% of fair market value on date of award and will expire on the earlier of 10 years from date of award or one (1) year after the holder ceases to serve on the Board of Directors. Initial awards will be immediately vested and exercisable. Annual awards will vest and be exercisable 25% each year for four years on the anniversary date of award.

Other – All Directors: Reimbursement of travel expenses incurred for meeting attendance.

*	All Non-Employee Directors (as such term is defined in the Corporation’s 1999 Stock Option and Restricted Stock Purchase Plan), other than Norman C. Payson, M.D.